Filed Pursuant to Rule 424(b)(3)
Registration No. 333-106925-02

SUPPLEMENT
To Prospectus Supplement dated August 27, 2003

$261,129,000 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 2003-28XS

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
 Master Servicer

On August 29, 2003, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-28XS (the “Certificates”) were issued in an original aggregate principal amount of approximately $261,129,000.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of August 1, 2003 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and Citibank, N.A., as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates,

Series 2003-28XS

Distribution Date:

10/25/2004

Record Date:

09/30/2004

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-						Current
	Original	Principal	Through	Interest	Principal	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)=(5+6)	(8)	(9)	(10)=(3-6+8-9)

A1	76,239,000.00	0.00	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

A2	50,703,000.00	47,597,520.74	3.290000%	130,496.54	7,460,160.42	7,590,656.96	0.00	0.00	40,137,360.32

A3	25,783,000.00	25,783,000.00	4.060000%	87,232.48	0.00	87,232.48	0.00	0.00	25,783,000.00

A4	43,255,000.00	43,255,000.00	5.160000%	185,996.50	0.00	185,996.50	0.00	0.00	43,255,000.00

A5	17,998,000.00	17,998,000.00	6.010000%	90,139.98	0.00	90,139.98	0.00	0.00	17,998,000.00

A6	23,776,000.00	23,776,000.00	5.300000%	105,010.67	0.00	105,010.67	0.00	0.00	23,776,000.00

M1	11,137,000.00	11,137,000.00	6.080000%	56,427.47	0.00	56,427.47	0.00	0.00	11,137,000.00

M2	5,634,000.00	5,634,000.00	6.430000%	30,188.85	0.00	30,188.85	0.00	0.00	5,634,000.00

M3	6,604,000.00	6,604,000.00	6.500000%	35,771.67	0.00	35,771.67	0.00	0.00	6,604,000.00

P	100.00	100.00	0.000000%	21,206.07	0.00	21,206.07	0.00	0.00	100.00

X	917,001.29	917,061.35	0.000000%	314,744.48	0.00	314,744.48	0.00	0.00	917,061.35

R	0.00	0.00	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

E	0.00	0.00	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

Totals	262,046,101.29	182,701,682.09		1,057,214.71	7,460,160.42	8,517,375.13	0.00	0.00	167,720,360.32

Distribution Summary (Factors)

PER $1,000 OF ORIGINAL BALANCE

Class	CUSIP	Prior Principal Balance (3/2 x 1000)	Interest Distributed (5/2 x 1000)	Principal Distributed (6/2 x 1000)	Total Distributed (7/2 x 1000)	Deferred Interest (8/2 x 1000)	Realized Loss (9/2 x 1000)	Current Principal Balance (10/2 x 1000)

A1	86359AP98	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000

A2	86359AQ22	938.751568	2.573744	147.134497	149.708241	0.000000	0.000000	791.617070

A3	86359AQ30	1,000.000000	3.383333	0.000000	3.383333	0.000000	0.000000	1,000.000000

A4	86359AQ48	1,000.000000	4.300000	0.000000	4.300000	0.000000	0.000000	1,000.000000

A5	86359AQ55	1,000.000000	5.008333	0.000000	5.008333	0.000000	0.000000	1,000.000000

A6	86359AQ63	1,000.000000	4.416667	0.000000	4.416667	0.000000	0.000000	1,000.000000

M1	86359AQ71	1,000.000000	5.066667	0.000000	5.066667	0.000000	0.000000	1,000.000000

M2	86359AQ89	1,000.000000	5.358333	0.000000	5.358333	0.000000	0.000000	1,000.000000

M3	86359AQ97	1,000.000000	5.416667	0.000000	5.416667	0.000000	0.000000	1,000.000000

P		1,000.000000	212,060.700000	0.000000	212,060.700000	0.000000	0.000000	1,000.000000

X		1,000.065496	343.232320	0.000000	343.232320	0.000000	0.000000	1,000.065496

Interest Distribution Detail

DISTRIBUTION IN DOLLARS

	Prior	Pass-	Optimal	Prior	Non-Recov				Current
	Principal	Through	Accrued	Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)=(4)+(5)-(6)	(8)	(9)	(10)=(7)-(8)-(9)

A1	0.00	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00

A2	47,597,520.74	3.290000%	130,496.54	0.00	0.00	130,496.54	0.00	130,496.54	0.00

A3	25,783,000.00	4.060000%	87,232.48	0.00	0.00	87,232.48	0.00	87,232.48	0.00

A4	43,255,000.00	5.160000%	185,996.50	0.00	0.00	185,996.50	0.00	185,996.50	0.00

A5	17,998,000.00	6.010000%	90,139.98	0.00	0.00	90,139.98	0.00	90,139.98	0.00

A6	23,776,000.00	5.300000%	105,010.67	0.00	0.00	105,010.67	0.00	105,010.67	0.00

M1	11,137,000.00	6.080000%	56,427.47	0.00	0.00	56,427.47	0.00	56,427.47	0.00

M2	5,634,000.00	6.430000%	30,188.85	0.00	0.00	30,188.85	0.00	30,188.85	0.00

M3	6,604,000.00	6.500000%	35,771.67	0.00	0.00	35,771.67	0.00	35,771.67	0.00

P	100.00	0.000000%	21,206.07	0.00	0.00	21,206.07	0.00	21,206.07	0.00

X	917,061.35	0.000000%	314,744.48	0.00	0.00	314,744.48	0.00	314,744.48	0.00

R	0.00	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00

E	0.00	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Totals	182,701,682.09		1,057,214.71	0.00	0.00	1,057,214.71	0.00	1,057,214.71	0.00

Principal Distribution Detail

DISTRIBUTION IN DOLLARS

		Prior			Current	Current	Current	Cumulative
	Original	Principal	Principal	Accreted	Realized	Principal	Principal	Realized
Class	Balance	Balance	Distribution	Principal	Losses	Recoveries	Balance	Losses
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)=(3)-(4)+(5)-(6)+(7)	(9)

A1	76,239,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

A2	50,703,000.00	47,597,520.74	7,460,160.42	0.00	0.00	0.00	40,137,360.32	0.00

A3	25,783,000.00	25,783,000.00	0.00	0.00	0.00	0.00	25,783,000.00	0.00

A4	43,255,000.00	43,255,000.00	0.00	0.00	0.00	0.00	43,255,000.00	0.00

A5	17,998,000.00	17,998,000.00	0.00	0.00	0.00	0.00	17,998,000.00	0.00

A6	23,776,000.00	23,776,000.00	0.00	0.00	0.00	0.00	23,776,000.00	0.00

M1	11,137,000.00	11,137,000.00	0.00	0.00	0.00	0.00	11,137,000.00	0.00

M2	5,634,000.00	5,634,000.00	0.00	0.00	0.00	0.00	5,634,000.00	0.00

M3	6,604,000.00	6,604,000.00	0.00	0.00	0.00	0.00	6,604,000.00	0.00

P	100.00	100.00	0.00	0.00	0.00	0.00	100.00	0.00

X	917,001.29	917,061.35	0.00	0.00	0.00	0.00	917,061.35	0.00

R	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

E	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Totals	261,129,000.00	182,701,682.09	7,460,160.42	721,264.16	7,460,160.42	0.00	175,241,521.67	0.00

Collateral Summary

ASSET CHARACTERISTICS

	Cut-Off	Prior	Current

Aggregate Stated Principal Bal	262,046,101.29	182,701,682.09	175,241,521.67

Loan Count	1,306	945	915

Weighted Average Coupon Rat	7.211676%	7.115663%	N/A

Net Weighted Average Coupon	6.900175%	6.806742%	N/A

Weighted Average Maturity (WA	344	330	329

AVAILABLE PRINCIPAL	AVAILABLE INTEREST

Scheduled Interest	1,083,369.67
Curtailments	21,392.66
Less:	Servicing Fees	47,033.78
Insurance Premium for Classe	2,784.93
Uncompensated PPIS	0.00
Relief Act Shortfall	0.00
Other Interest Reductions	0.00
TOTAL AVAILABLE PRINCIPAL	76,545.00
TOTAL AVAILABLE INTEREST	1,033,550.96
Current Realized Losses	39,686.38
Cumulative Realized Losses	183,530.11

Delinquency Information

Less Than
30 Days	30-59 Days	60-89 Days	90+ Days	Totals

Delinquency

Scheduled Principal Balance	5,246,294.11	1,143,906.35	1,061,125.17	7,451,325.63
Percentage of Total Pool Balan	2.9938%	0.6528%	0.6055%	4.2520%
Number of Loans	15	8	9	32

Percentage of Total Loans	1.6393%	0.8743%	0.9836%	3.4973%

Bankruptcy

Scheduled Principal Balance	407,202.20	0.00	0.00	1,355,120.89	1,762,323.09
Percentage of Total Pool Balan	0.2324%	0.0000%	0.0000%	0.7733%	1.0057%

Number of Loans	2	0	0	8	10
Percentage of Total Loans	0.2186%	0.0000%	0.0000%	0.8743%	1.0929%

Foreclosure

Scheduled Principal Balance		0.00	0.00	3,040,075.61	3,040,075.61
Percentage of Total Pool Balance		0.0000%	0.0000%	1.7348%	1.7348%

Number of Loans		0	0	11	11
Percentage of Total Loans		0.0000%	0.0000%	1.2022%	1.2022%

REO

Scheduled Principal Balance		0.00	0.00	1,160,081.07	1,160,081.07
Percentage of Total Pool Balance		0.0000%	0.0000%	0.6620%	0.6620%

Number of Loans		0	0	7	7
Percentage of Total Loans		0.0000%	0.0000%	0.7650%	0.7650%

Total

Scheduled Principal Balance	407,202.20	5,246,294.11	1,143,906.35	6,616,402.74	13,413,805.40
Percentage of Total Pool Balan	0.2324%	2.9938%	0.6528%	3.7756%	7.6545%

Number of Loans	2	15	8	35	60
Percentage of Total Loans	0.2186%	1.6393%	0.8743%	3.8251%	6.5574%

Principal and Interest Advances	890,505.55

Credit Enhancement

GROUP 1

Required Overcollateralization Amount		917,161.35	0.3500%
Prior Overcollateralization Amount		917,161.35	0.5020%
Overcollateralization Deficiency	0.00
Excess Overcollateralization A	0.00

Excess Spread Available for O/	312,286.80
Overcollateralization Increase A	0.00
Overcollateralization Reduction	0.00

Current Overcollateralization		917,161.35	0.3500%

Other Information

Beginning Class X Notional Am	182,701,682.09
Current Class X Notional Amou	175,241,521.67

Has a Trigger Event occurred?	No
Any Certificates reflect the appli	No

Direct Access Dividend Funds	0.00
Net Funds Cap	6.788450%

Loan Level Detail

LIQUIDATION LOSS DETAIL

Unpaid Principal Balance at Liq	Scheduled Principal Balance at Liquidation
Next Due Date at Liquidation	Original Principal Balance
Prior Loan Status	Realized Loss Amount

Loan Number

Group 1
0000000109514463		REO	1/1/2004	146,750.00	146,033.70	144,963.02	39,686.38

CONTACT INFORMATION	CONTENTS

Distribution Summary	2
Depositor	Structured Asset Securities Corporation
Distribution Summary (Factors	2

New York, NY 10019
Interest Distribution	2
Underwriter	Lehman Brothers
745 Seventh Avenue, 7th Floor
Principal Distribution	2
New York, NY 10019

Collateral Summary	2
2530 South Parker Road, Suite 601

Delinquency Information	2

Trustee	Citibank, N.A.
Credit Enhancement	2

New York, NY 10013
Other Information	2

Loan Level Detail	2

Deal Contact:	Karen Schluter Citibank, N.A
karen.schluter@citigroup.com	Agency and Trust
Tel: (212) 816-5827	388 Greenwich Street, 14th Floor
Fax: (212) 816-5527	New York, NY 10013

Reports Available at www.sf.citidirect.com	(c) Copyright 2004 Citigroup